UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 17)*

EXCO Resources, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

269279402

(CUSIP Number)

WL Ross & Co. LLC

1166 Avenue of the Americas

New York, New York 10036

Attention: Stephen J. Toy

Telephone Number: (212) 826-1100

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 2, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WL Ross & Co. LLC (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 1,059,883 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 1,059,883 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,059,883 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 4.9% (See Item 5)

14	Type of Reporting Person OO

(1)                 WL Ross & Co. LLC is the investment manager of WLR IV Exco AIV One, L.P. (“Fund IV AIV One”), WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”), WLR IV Exco AIV Three, L.P. (“Fund IV AIV Three”), WLR IV Exco AIV Four, L.P. (“Fund IV AIV Four”), WLR IV Exco AIV Five, L.P. (“Fund IV AIV Five”), WLR IV Exco AIV Six, L.P. (“Fund IV AIV Six”), WLR Select Co-Investment XCO AIV, L.P. (“Co-Invest Fund AIV”), WLR/GS Master Co-Investment XCO AIV, L.P. (“WLR/GS Fund AIV”) and WLR IV Parallel ESC, L.P. (“Parallel Fund”).  Fund IV AIV One holds directly 131,535 shares of common stock of the Issuer, Fund IV AIV Two holds directly 131,639 shares of common stock of the Issuer, Fund IV AIV Three holds directly 131,566 shares of common stock of the Issuer, Fund IV AIV Four holds directly 131,543 shares of common stock of the Issuer, Fund IV AIV Five holds directly 131,588 shares of common stock of the Issuer, Fund IV AIV Six holds directly 131,575 shares of common stock of the Issuer, Co-Invest Fund AIV holds directly 195,072 shares of common stock of the Issuer; WLR/GS Fund AIV holds directly 72,353 shares of common stock of the Issuer and Parallel Fund holds directly 3,012 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC, WLR Select Associates LLC and WLR Master Co-Investment GP, LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five and Fund IV AIV Six.  WLR Select Associates LLC is the general partner of Co-Invest Fund AIV.  WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund AIV.  Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is in turn the general partner of Parallel Fund.  INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed that Parallel Fund will make investments on a pro rata basis in parallel with WLR Recovery Fund IV, L.P.

Accordingly, WL Ross & Co. LLC may be deemed to share voting and dispositive power with (i) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV One; (ii) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV Two; (iii) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV Three; (iv) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV Four; (v) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV Five; (vi) WLR Recovery Associates IV LLC over the shares held by Fund IV AIV Six; (vii) WLR Select Associates LLC over the shares held by Co-Invest Fund AIV; (viii) WLR Master Co-Investment GP, LLC over the shares held by WLR/GS Fund AIV and (ix) WLR Recovery Associates IV LLC, Invesco Private Capital, Inc. and INVESCO WLR IV Associates LLC over the shares held by Parallel Fund.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Recovery Fund IV XCO AIV I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power -0- (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power -0- (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person -0- (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) -0- (See Item 5)

14	Type of Reporting Person PN

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Recovery Fund IV XCO AIV II, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power -0- (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power -0- (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person -0- (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) -0- (See Item 5)

14	Type of Reporting Person PN

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Recovery Fund IV XCO AIV III, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power -0- (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power -0- (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person -0- (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) -0- (See Item 5)

14	Type of Reporting Person PN

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV Exco AIV One, L.P.(1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,535 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,535 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,535 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV Exco AIV One, L.P. (“Fund IV AIV One”) holds directly 131,535 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV One.  WL Ross & Co. LLC is the investment manager of Fund IV AIV One.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV One.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV Exco AIV Two, L.P.(1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,639 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,639 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,639 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”) holds directly 131,639 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV Two.  WL Ross & Co. LLC is the investment manager of Fund IV AIV Two.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV Two.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV XCO AIV Three, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,566 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,566 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,566 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV XCO AIV Three, L.P. (“Fund IV AIV Three”) holds directly 131,566 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV Three.  WL Ross & Co. LLC is the investment manager of Fund IV AIV Three.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV Three.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV XCO AIV Four, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,543 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,543 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,543 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV XCO AIV Four, L.P. (“Fund IV AIV Four”) holds directly 131,543 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV Four.  WL Ross & Co. LLC is the investment manager of Fund IV AIV Four.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV Four.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV XCO AIV Five, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,588 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,588 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,588 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV XCO AIV Five, L.P. (“Fund IV AIV Five”) holds directly 131,588 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC..  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV Five.  WL Ross & Co. LLC is the investment manager of Fund IV AIV Five.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV Five.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV XCO AIV Six, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 131,575 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 131,575 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 131,575 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV XCO AIV Six, L.P. (“Fund IV AIV Six”) holds directly 131,575 shares of common stock of the Issuer.  WL Ross and Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV Six.  WL Ross & Co. LLC is the investment manager of Fund IV AIV Six.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power over the shares held by Fund IV AIV Six.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Select Co-Investment XCO AIV, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 195,072 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 195,072 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 195,072 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR Select Co-Investment XCO AIV, L.P. (“Co-Invest Fund AIV”) holds directly 195,072 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Select Associates LLC.  WLR Select Associates LLC is the general partner of Co-Invest Fund AIV.  WL Ross & Co. LLC is the investment manager of Co-Invest Fund AIV.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Select Associates LLC may be deemed to share voting and dispositive power over the shares held by Co-Invest Fund AIV.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR/GS Master Co-Investment XCO AIV, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 72,353 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 72,353 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 72,353 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR/GS Master Co-Investment XCO AIV, L.P. (“WLR/GS Fund AIV”) holds directly 72,353 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Master Co-Investment GP, LLC.  WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund AIV.  WL Ross & Co. LLC is the investment manager of WLR/GS Fund AIV.

CUSIP No. 269279402

Accordingly, WL Ross & Co. LLC and WLR Master Co-Investment GP, LLC may be deemed to share voting and dispositive power over the shares held by WLR/GS Fund AIV.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR IV Parallel ESC, L.P. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 3,012 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 3,012 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,012 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.01% (See Item 5)

14	Type of Reporting Person PN

(1)                 WLR IV Parallel ESC, L.P. (“Parallel Fund”) holds directly 3,012 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of WLR IV Exco AIV One, L.P. (“Fund IV AIV One”), WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”), WLR IV Exco AIV Three, L.P. (“Fund IV AIV Three”), WLR IV Exco AIV Four, L.P. (“Fund IV AIV Four”), WLR IV Exco AIV Five, L.P. (“Fund IV AIV Five”) and WLR IV Exco AIV Six, L.P. (“Fund IV AIV Six”). WL Ross & Co. LLC is the investment manager of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five, Fund IV AIV Six  and Parallel

CUSIP No. 269279402

Fund.  Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is in turn the general partner of Parallel Fund.  INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed that Parallel Fund will make investments on a pro rata basis in parallel with WLR Recovery Fund IV, L.P..

Accordingly, WL Ross & Co. LLC, WLR Recovery Associates IV LLC, Invesco Private Capital, Inc. and INVESCO WLR IV Associates LLC may be deemed to share voting and dispositive power over the shares held by Parallel Fund.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Invesco Private Capital, Inc. (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 3,012 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 3,012 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,012 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.01% (See Item 5)

14	Type of Reporting Person CO

(1)                 WLR IV Parallel ESC, L.P. (“Parallel Fund”) holds directly 3,012 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of WLR IV Exco AIV One, L.P. (“Fund IV AIV One”), WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”), WLR IV Exco AIV Three, L.P. (“Fund IV AIV Three”), WLR IV Exco AIV Four, L.P. (“Fund IV AIV Four”), WLR IV Exco AIV Five, L.P. (“Fund IV AIV Five”) and WLR IV Exco AIV Six, L.P. (“Fund IV AIV Six”). WL Ross & Co. LLC is the investment manager of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five, Fund IV AIV Six  and Parallel

CUSIP No. 269279402

Fund. Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is in turn the general partner of Parallel Fund.  INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed that Parallel Fund will make investments on a pro rata basis in parallel with WLR Recovery Fund IV, L.P..

Accordingly, WL Ross & Co. LLC, WLR Recovery Associates IV LLC, Invesco Private Capital, Inc. and INVESCO WLR IV Associates LLC may be deemed to share voting and dispositive power over the shares held by Parallel Fund.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) INVESCO WLR IV Associates LLC (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 3,012 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 3,012 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,012 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.01% (See Item 5)

14	Type of Reporting Person OO

(1)                 WLR IV Parallel ESC, L.P. (“Parallel Fund”) holds directly 3,012 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of WLR IV Exco AIV One, L.P. (“Fund IV AIV One”), WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”), WLR IV Exco AIV Three, L.P. (“Fund IV AIV Three”), WLR IV Exco AIV Four, L.P. (“Fund IV AIV Four”), WLR IV Exco AIV Five, L.P. (“Fund IV AIV Five”) and WLR IV Exco AIV Six, L.P. (“Fund IV AIV Six”).  WL Ross & Co. LLC is the investment manager of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five, Fund IV AIV Six  and

CUSIP No. 269279402

Parallel Fund.  Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is in turn the general partner of Parallel Fund.  INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed that Parallel Fund will make investments on a pro rata basis in parallel with WLR Recovery Fund IV, L.P..

Accordingly, WL Ross & Co. LLC, WLR Recovery Associates IV LLC, Invesco Private Capital, Inc. and INVESCO WLR IV Associates LLC may be deemed to share voting and dispositive power over the shares held by Parallel Fund.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Master Co-Investment GP, LLC (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 72,353 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 72,353 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 72,353 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.3% (See Item 5)

14	Type of Reporting Person OO

(1)                 WLR/GS Master Co-Investment XCO AIV, L.P. (“WLR/GS Fund AIV”) holds directly 72,353 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Master Co-Investment GP, LLC.  WLR Master Co-Investment GP, LLC is the general partner of WLR/GS Fund AIV.  WL Ross & Co. LLC is the investment manager of WLR/GS Fund AIV.

CUSIP No. 269279402

Accordingly, WLR Master Co-Investment GP, LLC may be deemed to share voting and dispositive power with WL Ross & Co. LLC over the shares held by WLR/GS Fund AIV.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Select Associates LLC (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 195,072 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 195,072(1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 195,072 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9% (See Item 5)

14	Type of Reporting Person OO

(1)                 WLR Select Co-Investment XCO AIV, L.P. (“Co-Invest Fund AIV”) holds directly 195,072 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR Select Associates LLC.  WLR Select Associates LLC is the general partner of Co-Invest Fund AIV.  WL Ross & Co. LLC is the investment manager of Co-Invest Fund AIV.

CUSIP No. 269279402

Accordingly, WLR Select Associates LLC may be deemed to share voting and dispositive power with WL Ross & Co. LLC over the shares held by Co-Invest Fund AIV.

CUSIP No. 269279402

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WLR Recovery Associates IV LLC (1)

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 792,458 (1) (See Item 5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 792,458 (1) (See Item 5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 792,458 (1) (See Item 5)

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.7% (See Item 5)

14	Type of Reporting Person OO

(1)                 WLR IV Exco AIV One, L.P. (“Fund IV AIV One”) holds directly 131,535 shares of common stock of the Issuer, WLR IV Exco AIV Two, L.P. (“Fund IV AIV Two”) holds directly 131,639 shares of common stock of the Issuer, WLR IV Exco AIV Three, L.P. (“Fund IV AIV Three”) holds directly 131,566 shares of common stock of the Issuer, WLR IV Exco AIV Four, L.P. (“Fund IV AIV Four”) holds directly 131,543 shares of common stock of the Issuer, WLR IV Exco AIV Five, L.P. (“Fund IV AIV Five”) holds directly 131,588 shares of common stock of the Issuer and WLR IV Exco AIV Six, L.P. (“Fund IV AIV Six”) holds directly 131,575 shares of common stock of the Issuer.  WL Ross & Co. LLC is the managing member of WLR

CUSIP No. 269279402

Recovery Associates IV LLC.  WLR Recovery Associates IV LLC is the general partner of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five and Fund IV AIV Six.  WL Ross & Co. LLC is the investment manager of Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five, Fund IV AIV Six  and Parallel Fund. Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is in turn the general partner of WLR IV Parallel ESC, L.P. (“Parallel Fund”), which holds directly 3,012 shares of common stock of the Issuer.  INVESCO WLR IV Associates LLC and WLR Recovery Associates IV LLC have agreed that Parallel Fund will make investments on a pro rata basis in parallel with WLR Recovery Fund IV, L.P.

Accordingly, WLR Recovery Associates IV LLC may be deemed to share voting and dispositive power with (i) WL Ross & Co. LLC over the shares held by Fund IV AIV One; (ii) WL Ross & Co. LLC over the shares held by Fund IV AIV Two; (iii) WL Ross & Co. LLC over the shares held by Fund IV AIV Three; (iv) WL Ross & Co. LLC over the shares held by Fund IV AIV Four; (v) WL Ross & Co. LLC over the shares held by Fund IV AIV Five; (vi) WL Ross & Co. LLC over the shares held by Fund IV AIV Six; and (vii) WL Ross & Co. LLC, Invesco Private Capital, Inc. and INVESCO WLR IV Associates LLC over the shares held by Parallel Fund.

Item 1.  Security and Issuer

This Amendment No. 17 (this “Amendment No. 17”) amends the Statement on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on December 10, 2010, as amended by Amendment No. 1 (“Amendment No. 1”) to the Statement on Schedule 13D filed with the SEC on January 25, 2011, Amendment No. 2 (“Amendment No. 2”) to the Statement on Schedule 13D filed with the SEC on January 27, 2011, Amendment No. 3 (“Amendment No. 3”) to the Statement on Schedule 13D filed with the SEC on February 4, 2011, Amendment No. 4 (“Amendment No. 4”) to the Statement on Schedule 13D filed with the SEC on July 28, 2011, Amendment No. 5 (“Amendment No. 5”) to the Statement on Schedule 13D filed with the SEC on August 8, 2011, Amendment No. 6 (“Amendment No. 6”) to the Statement on Schedule 13D filed with the SEC on August 31, 2011, Amendment No. 7 (“Amendment No. 7”) to the Statement on Schedule 13D filed with the SEC on February 7, 2012, Amendment No. 8 (“Amendment No. 8”) to the Statement on Schedule 13D filed with the SEC on March 5, 2012, Amendment No. 9 (“Amendment No. 9”) to the Statement on Schedule 13D filed with the SEC on November 25, 2013, Amendment No. 10 (“Amendment No. 10”) to the Statement on Schedule 13D filed with the SEC on December 17, 2013, Amendment No. 11 (“Amendment No. 11”) to the Statement on Schedule 13D filed with the SEC on January 17, 2014, Amendment No. 12 (“Amendment No. 12”) to the Statement on Schedule 13D filed with the SEC on December 28, 2017, Amendment No. 13 (“Amendment No. 13”) to the Statement on Schedule 13D filed with the SEC on January 8, 2018, Amendment No. 14 (“Amendment No. 14”) to the Statement on Schedule 13D filed with the SEC on April 30, 2018 and Amendment No. 15 (“Amendment No. 15”) to the Statement on Schedule 13D filed with the SEC on June 8, 2018 (as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, Amendment No. 9, Amendment No. 10, Amendment No. 11, Amendment No. 12, Amendment No. 13, Amendment No. 14, Amendment No. 15, Amendment No. 16, and this Amendment No. 17, the “Schedule 13D”), and relates to the common stock, par value $0.001 per share (the “Common Stock”), of EXCO Resources, Inc., a Texas corporation (the “Issuer”).  The Issuer’s principal executive offices are located at 12377 Merit Drive, Suite 1700, LB 82, Dallas, TX 75251.

Except as specifically provided herein, this Amendment No. 17 does not modify any of the information previously reported on the Schedule 13D.  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended to add the following:

As set forth in the attached Schedule I, from June 28, 2018 through July 5, 2018, the Reporting Persons sold 499,309 shares of Common Stock for an aggregate sale price of approximately $42,400.

Item 5.                 Interest in Securities of the Issuer

Items 5(a), (b) and (c) of the Schedule 13D are hereby amended and restated as follows:

(a) – (b) As of the close of business on July 5, 2018, the Reporting Persons beneficially own, in the aggregate, a total of 1,059,883 shares of Common Stock, which represent approximately 4.9% of the Issuer’s outstanding Common Stock.  Fund IV AIV One holds directly 131,535 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Fund IV AIV Two holds directly 131,639 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Fund IV AIV Three holds directly 131,566 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Fund IV AIV Four holds directly 131,543 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Fund IV AIV Five holds directly 131,588 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Fund IV AIV Six holds directly 131,575 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock, Co-Invest Fund AIV holds directly 195,072 shares of Common Stock, representing approximately 0.9% of the outstanding shares of Common Stock, WLR/GS Fund AIV holds directly 72,353 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock and Parallel Fund holds directly 3,012 shares of Common Stock, representing approximately 0.01% of the outstanding shares of Common Stock.  As of the close of business on July 5, 2018, the number of shares of Common Stock as to which each of the Reporting Persons has or shares voting or dispositive authority is set forth in rows 7 through 10 of each of the inside cover pages to this Schedule 13D relating to each such Reporting Person (which are incorporated by reference into this Item 5). All percentages set forth in this paragraph are based on 21,630,260 shares of Common Stock outstanding as of May 9, 2018, as set forth in the Issuer’s Report on Form 10-Q filed on May 15, 2018.

Except for Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five,  Fund IV AIV Six, Co-Invest Fund AIV, WLR/GS Fund AIV, Parallel Fund (in each case, solely with respect to the securities directly held by each such Reporting Person), each of the Reporting Persons disclaims beneficial ownership of the securities referred to in this Schedule 13D, and the filing of this Schedule 13D should not be construed as an admission that any of the Reporting Persons is, for the purpose of Schedule 13D or 13G of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement. Fund IV AIV One, Fund IV AIV Two, Fund IV AIV Three, Fund IV AIV Four, Fund IV AIV Five,  Fund IV AIV Six, Co-Invest Fund AIV, WLR/GS Fund AIV and Parallel Fund each disclaim beneficial ownership of the shares held directly by the other.

(c) No Reporting Person has effected any transaction in shares of Common Stock since Amendment No. 16, except as set forth in the attached Schedule I.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 5, 2018

WL ROSS & CO. LLC

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR RECOVERY FUND IV XCO AIV I, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR RECOVERY FUND IV XCO AIV II, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR RECOVERY FUND IV XCO AIV III, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV ONE, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV TWO, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV THREE, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV FOUR, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV FIVE, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV XCO AIV SIX, L.P.

By:	WLR Recovery Associates IV LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR SELECT CO-INVESTMENT XCO AIV, L.P.

By:	WLR Select Associates LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR/GS MASTER CO-INVESTMENT XCO AIV, L.P.

By:	WLR Master Co-Investment GP, LLC,
its General Partner

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR IV PARALLEL ESC, L.P.

By:	INVESCO WLR IV ASSOCIATES LLC,
its General Partner

By:	INVESCO Private Capital, Inc.,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR RECOVERY ASSOCIATES IV LLC

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR SELECT ASSOCIATES LLC

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

WLR MASTER CO-INVESTMENT GP, LLC

By:	WL Ross & Co. LLC,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

INVESCO PRIVATE CAPITAL, INC.

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

INVESCO WLR IV ASSOCIATES LLC

By:	INVESCO Private Capital, Inc.,
its Managing Member

By:	/s/ Benjamin Gruder, authorized person
Benjamin Gruder, authorized person

Schedule I

Transactions in Shares of Common Stock by Reporting Persons

Reporting Person	Date	Transaction	Number of Shares of Common Stock	Price
Fund IV AIV One	6/28/2018	Over-the-counter Sale	3,225	0.1098
Fund IV AIV Two	6/28/2018	Over-the-counter Sale	3,227	0.1098
Fund IV AIV Three	6/28/2018	Over-the-counter Sale	3,226	0.1098
Fund IV AIV Four	6/28/2018	Over-the-counter Sale	3,225	0.1098
Fund IV AIV Five	6/28/2018	Over-the-counter Sale	3,226	0.1098
Fund IV AIV Six	6/28/2018	Over-the-counter Sale	3,226	0.1098
Parallel Fund	6/28/2018	Over-the-counter Sale	74	0.1098
Co-Invest Fund	6/28/2018	Over-the-counter Sale	4,783	0.1098
WLR/GS Fund AIV	6/28/2018	Over-the-counter Sale	1,774	0.1098
Fund IV AIV One	6/29/2018	Over-the-counter Sale	16,826	0.0951
Fund IV AIV Two	6/29/2018	Over-the-counter Sale	16,840	0.0951
Fund IV AIV Three	6/29/2018	Over-the-counter Sale	16,830	0.0951
Fund IV AIV Four	6/29/2018	Over-the-counter Sale	16,827	0.0951
Fund IV AIV Five	6/29/2018	Over-the-counter Sale	16,833	0.0951
Fund IV AIV Six	6/29/2018	Over-the-counter Sale	16,832	0.0951
Parallel Fund	6/29/2018	Over-the-counter Sale	385	0.0951
Co-Invest Fund	6/29/2018	Over-the-counter Sale	24,956	0.0951
WLR/GS Fund AIV	6/29/2018	Over-the-counter Sale	9,256	0.0951
Fund IV AIV One	7/2/2018	Over-the-counter Sale	10,592	0.0923
Fund IV AIV Two	7/2/2018	Over-the-counter Sale	10,600	0.0923
Fund IV AIV Three	7/2/2018	Over-the-counter Sale	10,595	0.0923
Fund IV AIV Four	7/2/2018	Over-the-counter Sale	10,593	0.0923
Fund IV AIV Five	7/2/2018	Over-the-counter Sale	10,596	0.0923
Fund IV AIV Six	7/2/2018	Over-the-counter Sale	10,595	0.0923
Parallel Fund	7/2/2018	Over-the-counter Sale	242	0.0923
Co-Invest Fund	7/2/2018	Over-the-counter Sale	15,710	0.0923
WLR/GS Fund AIV	7/2/2018	Over-the-counter Sale	5,827	0.0923
Fund IV AIV One	7/3/2018	Over-the-counter Sale	31,322	0.0744
Fund IV AIV Two	7/3/2018	Over-the-counter Sale	31,347	0.0744
Fund IV AIV Three	7/3/2018	Over-the-counter Sale	31,329	0.0744
Fund IV AIV Four	7/3/2018	Over-the-counter Sale	31,324	0.0744
Fund IV AIV Five	7/3/2018	Over-the-counter Sale	31,335	0.0744
Fund IV AIV Six	7/3/2018	Over-the-counter Sale	31,331	0.0744
Parallel Fund	7/3/2018	Over-the-counter Sale	716	0.0744
Co-Invest Fund	7/3/2018	Over-the-counter Sale	46,454	0.0744
WLR/GS Fund AIV	7/3/2018	Over-the-counter Sale	17,230	0.0744